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                                                                 Exhibit (d)(10)


                   FIRST AMENDMENT TO SUBADVISORY AGREEMENT

      THIS AMENDMENT TO THE SUBADVISORY AGREEMENT (the "Amendment") is made and entered into as of October 1, 1999 by and among ING MUTUAL FUNDS MANAGEMENT CO. LLC (the "Investment Adviser"), a Delaware limited liability company, and ING INVESTMENT MANAGEMENT ADVISORS B.V. (the "Sub-Adviser").

      WHEREAS, Investment Adviser and Sub-Adviser are parties to a Subadvisory Agreement dated as of October 30, 1998 (the "Agreement") wherein Investment Adviser retained Sub-Adviser to furnish investment advisory services to the Investment Adviser in connection with the underlying investment funds specified on Schedule A of the Agreement (collectively, the "Funds," and each, a "Fund"), each of which is an investment portfolio of the ING Funds Trust (the "Trust"); and

      WHEREAS, the Investment Adviser and Sub-Adviser desire to amend and supplement the Agreement upon the following terms and conditions.

      NOW THEREFORE, for and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Investment Adviser and Sub-Adviser hereby agree that the Agreement is amended and supplemented as follows:

1.    The following paragraph shall be inserted as paragraph 1A to the
      Agreement:

            1A.   Asset Allocation.  A committee (the "Allocation
            Committee") shall allocate the assets of each of the Funds for which the Sub-Adviser and CRA Real Estate Securities, L.P. act as co-sub-advisers (collectively, the "Co-Sub-Advisers") among the Co-Sub-Advisers. The Allocation Committee shall consist of such persons jointly agreed upon by the Co-Sub-Advisers.

2. The following paragraph shall replace the first paragraph of paragraph 2 in its entirety:

            Subject always to the supervision of the Investment Adviser and the Trust's Board of Trustees, the Sub-Adviser will furnish an investment program in respect of, and make investment decisions for, the portions of the Funds allocated to it by the Investment Adviser or, with regard to the Funds to be managed by the Co-Sub-Advisers as indicated on Schedule A, the portions of the Funds allocated to it by the Allocation Committee. The Sub-Adviser will place all orders for the purchase and sale of securities for such portions of the Funds. In the performance of its duties, the Sub-Adviser will comply with the provisions of the Trust's organizational documentation, and the respective stated investment objective, policies and restrictions of the Funds, as amended, will use its best efforts to safeguard and promote the welfare of the Funds, and will comply with other policies which the Trust's Board of Trustees or the Investment Adviser, as the case may be, may from time to time determine and communicate to the Sub-Adviser.

3. The following sentence shall be inserted after the first full sentence of paragraph 7:

            With regard to certain of the Funds indicated on Schedule A for which the Co-Sub-Advisers provide co-sub-advisory services, the Investment Adviser will split the fee equally between the Sub-Adviser and CRA Real Estate Securities, L.P.

      IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers to be effective as of the date first above written.
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ING INVESTMENT MANAGEMENT              ING MUTUAL FUNDS MANAGEMENT CO. LLC
ADVISORS B.V.

By:     /s/                            By:     /s/Louis S. Citron
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Title:      Director                   Title:   Senior Vice President
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Attest By: /s/                         Attest By: /s/Rachelle I. Rehner
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Title:      Legal Advisor              Title:      Secretary
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